                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


                                                                                                                         Nine Months
                                                                                                                            Ended
                                                                         Year Ended 30 September                           30 June
                                                       ------------------------------------------------------------      -----------
                                                       1991          1992          1993          1994          1995          1996
                                                       ----          ----          ----          ----          ----          ----
EARNINGS:                                                                 (Millions of dollars)

Income before extraordinary item and
the cumulative effect of accounting
   changes:                                            $249          $277           $201          $234          $368          $322

Add (deduct):
   Provision for income taxes                           114           131            103            95           186           154

   Fixed charges, excluding capitalized
     interest                                           122           133            127           127           148           131

   Capitalized interest amortized during the
     period                                               7             8              8             8             9             6

   Undistributed earnings of
     less-than-fifty-percent-owned affiliates            (9)          (13)            (8)           (3)          (25)          (27)
                                                       ----          ----           ----          ----          ----          ----

     Earnings, as adjusted                             $483          $536           $431          $461          $686          $586
                                                       ====          ====           ====          ====          ====          ====

FIXED CHARGES:

Interest on indebtedness, including capital lease
   obligations                                         $113          $125           $118          $118          $139          $122

Capitalized interest                                     29             4              6            10            18            14

Amortization of debt discount premium
     and expense                                          2             1              1             1            --             1

Portion of rents under operating leases
   representative of the interest factor                  7             7              8             8             9             8
                                                       ----          ----           ----          ----          ----          ----

     Fixed charges                                     $151          $137           $133          $137          $166          $145
                                                       ====          ====           ====          ====          ====          ====

RATIO OF EARNINGS TO FIXED CHARGES:                     3.2           3.9            3.2           3.4           4.1           4.0
                                                       ====          ====           ====          ====          ====          ====